Exhibit 99.1

AMERICAN EAGLE OUTFITTERS, INC.

Script for Fifteenth Annual Meeting of Stockholders

June 24, 2008

Jim O'Donnell: Good morning ladies and gentlemen. My name is Jim O'Donnell. I am Chief Executive Officer of American Eagle Outfitters. On behalf of Management, welcome to our Fifteenth Annual Meeting of Stockholders.

I would now like to introduce the other directors and officers of the Company who are here today [if present].

Jay Schottenstein, Chairman of the Board of Directors

Jon Diamond, Director

Michael Jesselson, Director

Cary McMillan, Director

Janice Page, Director

J. Thomas Presby, Director

Roger Markfield, Director

Gerald Wedren, Director

Susan McGalla, President and Chief Merchandising Officer

Thomas DiDonato, Executive Vice President, Human Resources

Joan Hilson, Executive Vice President and Chief Financial Officer

Fred Grover, Executive Vice President, E-Commerce and AE International

Neil Bulman, General Counsel

Judy Meehan, Vice President of Investor Relations

Before we get started, please keep in mind that any forward looking statements we may make today are subject to our Safe Harbor Statement and business risks, which can be found in our most recent 10-K and 10-Q.

Fiscal 2007 was a good year in many respects. We managed the business well through a challenging environment. I would like to take a minute to walk you through some of the highlights:

  Consolidated sales reached a record $3 billion up 9% over 2006.
  We continued to invest in our business through new and remodeled stores, growing square footage by 10% year over year.
  Our Direct business produced strong results with sales up 30%, reaching approximately $240 million.
  Our sales growth along with our focus on expense management resulted in an operating margin of 19.6%.
  In 2007, net income reached a record $400 million, while earnings per share increased 7% to $1.82.
  Now, I'd like to show you our returns on capital . . . .

At AEO we are highly focused on generating strong returns on investments. Over the past 4 years, we have seen a steady return on invested capital.

This demonstrates that we have made healthy investments for our company. We've strategically selected projects and initiatives that generate strong returns, while positioning the company for long-term success. Our stores are a perfect example - they continue to be one of our best uses of cash. New AE stores are highly profitable and generate a year one ROI of over 65%. Remodeled locations show similar strength and pay for themselves within 16 months. Looking ahead, our goal is to continue achieving consistent returns, while investing in our future.

Here is a look at our future company sales. The first bar is AEO today. The second bar is how we view AEO in 2012. Currently, the AE brand is our #1 sales contributor. It is the engine of our company. While our newer brands are coming into their own, it is the AE brand that makes investing in new initiatives possible.

Looking ahead to 2012, we still see the AE brand as being an important component of our overall business and our growth. Yet, we also see the development of AEO direct, aerie, Martin and Osa and 77kids as essential contributors to our long-term plan.

Our future growth and success lies with the AEO Brands. As our corporate vision states, we are focused on growing through a portfolio of distinct and segmented casual lifestyle brands. We will accomplish this through customer focus, innovation and a diverse, world-class team. Let's talk a little about what this means for each of our brands.

The AE Brand.

First and foremost, the AE brand is a strong and powerful brand. This we know. For example, the latest third party teen research unlimited study shows AE as the third favorite brand behind Apple and Nike. Additionally, AE.com was ranked as a favorite shopping website along with eBay and Amazon. Importantly, we have identified additional opportunities, particularly in our women's business. And, we are taking action.

A few months back, I commissioned a national research initiative designed to reconnect with our guys and girls, and get a better understanding of their changing needs. There were a few key take-aways that came from this research, including the importance of value to our customers. As a result, we are strengthening our value message. We must always remember, value is a key differentiator of the AE brand. This fall, we will offer fashion at a value, and our assortments will be more on-trend. We will also feature key items, with high impact, in-store presentation.

Within the AE brand, we are developing new ways to enhance the customer experience. From simple, yet meaningful changes inside the stores to rolling-out a new modified store design, we are looking at every way we can address our customer's wants and needs. As it stands today, I see an opportunity for approximately 100 additional AE stores in North America. We are also upgrading and expanding older AE stores, with approximately 260 locations on our radar that are in the old design or undersized. Accordingly, we expect to grow square footage for the AE Brand by 6% this year.

Moving on to aerie... we are committed to growing this business and we are very pleased with what we have achieved so far. From two tables in an AE store 4 years ago, aerie has become its own brand with 120 stores by the end of this fiscal year. We have made tremendous progress in building solid destination businesses in bras and undies, the cornerstone of the aerie brand. Looking ahead, we continue to focus on product innovation and category development as we aggressively build the brand. Dormwear, Sleep, Accessories, Personal care, and aerie fit - we are looking at each of these categories - what do we do well and how can we do it better.

We are also pleased with aerie's strong productivity ... for a relatively new brand, the majority of stores are coming out of the gate at an annualized rate similar to new AE stores. One of the key's to aerie's financial positioning is how it leverages existing AE team members in our corporate office, adding little excess costs.

Now to Martin and Osa.

Since its launch in the Fall of 2006, we have made steady progress on the key driver of this business - the product. The merchandise improvements, along with more accessible price points, have enabled the brand to gain traction. We are encouraged by improvements in traffic and conversion compared to where we were a year ago. Additionally, in March of this year, we launched the e-commerce site, broadening the accessibility and significantly increasing awareness and visibility of this brand. We are moving ahead with 11 store openings this year, bring the total to 29 stores by year-end. We will continue to monitor Martin and Osa's performance closely and proceed cautiously.

We have also continued making progress on 77kids, the newest addition to the AEO INC family. 77kids will be targeted toward kids ages two to 10, and of course, moms. We plan to offer the "kid cool" styles that our youngest customers want, alongside the function and durability that moms want. Like American Eagle Outfitters, 77Kids will focus on style, fit and value. It is a natural for us. We're leveraging our strengths and best practices to create something new and exciting for customers. The brand will launch online in October of this year, at 77kids.com. This will enable us to gain valuable insights into our brand positioning and our target customers, which will better prepare us for future brick-and-mortar stores.

Lastly, AEO Direct.

Our direct business continues to grow rapidly, with strong profitability.

We have learned from our own research that a customer who shops both on-line and in-stores, spends roughly 3x the amount annually than our single channel customers.

In 2007, we enhanced the site to provide customers easier access to our product, requiring less clicks to purchase. Importantly, in 2007 we moved the direct fulfillment function in-house. This provides us with greater visibility and control. Longer-term, the benefits are significant, enabling us to leverage and improve profitability, as we grow our e-commerce businesses.

Another important investment is our new "FOUND" technology within our Point of Sale system, rolling out to all stores this year. FOUND enables us to create a better experience for our customers by ordering product that maybe out of stock in the store and shipping it directly to their home. In our pilot stores, FOUND has increased in store sales through ae.com by as much as 70%.

Looking ahead, we are very optimistic about the growth opportunities AEO Direct has to offer.

In addition to ensuring our brands are positioned for growth, we have also taken steps to ensure that we have the appropriate infrastructure in place to support our plans. We built a new headquarters and expanded our distribution center to support our growth. This year, we also opened a Hong Kong Office, to provide critical connection and visibility into our sourcing and manufacturing. And this year, we are expected to complete the investment in our new point of sale system.

Now a few words about our outlook for this year. As I said here today, we are quickly responding to our customers and driving changes within our business.

We recognize that we are in a challenging macro-environment, and we continue to reinforce our operating disciplines.

We have taken a conservative approach on inventory investments and will use our flow strategy for upside opportunities. Controlling expenses is critical on-going initiative. We are addressing all operating costs in our organization. We are seeking out efficiencies across the company. For example. . .we are making progress in store payroll. We have also lowered the costs of supplies and marketing materials. However, we are continuing to invest in new concepts and will not jeopardize our future growth and initiatives.

These actions that we are taking in the near-term, along with our prudent and measured plans for pursuing growth, leave me confident in our ability to achieve our long-term goals. We're in this for the long-run, and committed to delivering consistent, profitable growth and returning value to our stockholders.

At this time we can address any questions you may have. If you have a question, please use the microphone at the center of the room.

And now I would like to introduce our Chairman, Jay Schottenstein.

Jay Schottenstein: Continuing with today's business, at the direction of the Board of Directors, Notice of this meeting, a Proxy Statement and Proxy Card, or Internet Notice was sent on May 9, 2008 to all stockholders of record. Copies of the Proxy Statement and our Annual Report on Form 10-K are available at the door.

I would like to ask Neil Bulman to serve as Inspector of Election for this meeting.

Any stockholder present who desires to vote in person rather than by proxy should now raise your hand so the Inspector can furnish you a ballot to complete.

Will the Inspector determine and report whether a quorum is present.

Neil Bulman: Mr. Chairman, we have a quorum. There are represented at this meeting in person or by proxy more than 50% of all shares entitled to vote at the meeting. The unofficial total of shares represented is 168,433,310, which is approximately 82% of all shares entitled to vote.

Jay Schottenstein: As stated in the Notice, the first item of business at this meeting is the election of directors. Our Board is divided into three classes. Three Class I directors will be elected today to serve until the 2011 annual meeting of stockholders. The nominees are:

- Michael G. Jesselson, President of Jesselson Capital Corporation

- Roger S. Markfield, a former executive officer of the Company and

- Myself, Jay L. Schottenstein, Chairman of the Company

Joan, will you present the resolution?

Joan Hilson: RESOLVED, that the following individuals, namely Michael G. Jesselson, Roger S. Markfield and Jay L. Schottenstein, be elected as Class I Directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are elected.

Neil Bulman: Mr. Chairman, I second the motion.

Jay Schottenstein: Are there any questions?

Jay Schottenstein: The second item of business for this meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009 as described in our Proxy Statement. Joan, will you present the proposal?

Joan Hilson: RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009.

Neil Bulman: Mr. Chairman, I second the motion.

Jay Schottenstein: Are there any questions?

INTRODUCE ERNST & YOUNG

Jay Schottenstein: Before I announce the results, I would like to introduce Lori Benvenuto, a partner at Ernst & Young, our independent auditors. Lori, you have the opportunity to make a statement. Lori is also available to answer any questions on our financial statements.

Jay Schottenstein: Will the Inspector of Election please collect any ballots.

All results announced today are subject to verification and will be recorded in the minutes of this meeting to reflect the final count.

I am pleased to announce that each of the candidates for Director has been elected.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm has been approved.

Jay Schottenstein: Since there is no further business, I will now entertain a motion to adjourn.

Joan Hilson: Mr. Chairman, I move that the meeting be adjourned.

Neil Bulman: I second the motion.

Jay Schottenstein: Hearing no objection, this meeting is adjourned. Once again, thank you for attending. We appreciate your support.